Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye Senior Vice President, Finance and Chief Financial Officer (336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS FIRST-QUARTER REVENUE GROWTH

OF 33.0%; DILUTED EARNINGS PER SHARE INCREASE 171.4% TO $0.38

THOMASVILLE, N.C. — (April 27, 2011) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 31, 2011. Revenue increased 33.0% for the quarter to $422.7 million from $317.8 million for the first quarter of 2010. Net income rose 180.1% to $21.6 million from $7.7 million, while earnings per diluted share increased 171.4% to $0.38 from $0.14. For the first quarter of 2011, Old Dominion’s operating ratio improved to 91.0% from 94.8% for the first quarter of 2010. The Company’s per share results reflect an increase in weighted average shares outstanding that resulted from the issuance of 1,516,379 shares in March 2011 under a previously announced “at the market” stock offering program. Currently, the Company has 57,443,324 shares of common stock outstanding. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split in August 2010.

“Old Dominion’s 33.0% year-over-year increase in revenue for the first quarter of 2011 was primarily driven by a 20.9% increase in shipments, both of which are the highest comparative quarterly increases we have achieved since going public in 1991,” said David S. Congdon, President and Chief Executive Officer of Old Dominion. “While our weight per shipment declined by 0.6%, our tonnage increased 20.3%, which was our third consecutive quarter of tonnage growth in excess of 20% over the prior-year comparative quarter. Revenue per hundredweight increased 11.1% over the prior-year quarter and reflected both improvements in our base pricing and an increase in our fuel surcharges. Excluding fuel surcharges, revenue per hundredweight increased 6.4% for the first quarter compared with the first quarter last year. Our revenue per hundredweight metrics also benefited from a 0.7% increase in our average length of haul and the 0.6% decline in weight per shipment.

“The combination of strong tonnage growth and significantly improved revenue yield produced substantial operating leverage that was primarily accountable for a 380 basis point improvement in our first-quarter operating ratio compared with the first quarter of 2010. The impact of this operating leverage was modestly offset by the costs associated with expanding our workforce to match our record growth in shipments. As a result, our measures of productivity for the quarter were mixed when compared with the prior-year period, with incremental improvements in pickup and delivery (“P&D”) shipments per hour and linehaul laden load averages but declines in P&D stops per hour and platform pounds per hour. Throughout the quarter and consistent with our long-term growth strategy, we continued to provide industry-leading service, with on-time deliveries nearing 99% and a cargo-claims ratio of 0.47%.”

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ODFL Reports First-Quarter Financial Results

April 27, 2011

Old Dominion’s capital expenditures for the first quarter of 2011 were approximately $58 million of its $265 million to $300 million capital budget for the year. These planned capital expenditures include $120 million to $140 million for real estate purchases and expansion projects at our existing facilities, subject to the availability of suitable real estate and the timing of construction projects. In addition, $130 million to $140 million of capital expenditures are planned for the purchase of tractors, trailers and other equipment, and $15 million to $20 million are planned for investments in technology.

Old Dominion remains well-positioned to fund its planned capital expenditures. In addition to continuing strong cash flow from operations, the Company’s total debt to capitalization improved to 28.1% at the end of the first quarter of 2011 from 28.9% at the end of 2010 and 34.0% at the end of the first quarter last year. In January 2011, Old Dominion completed a $95 million private placement of senior notes and used a portion of the net proceeds to pay off its revolving credit facility. In addition, the Company raised net proceeds of $48.4 million in March 2011 under its “at the market” stock offering program. As a result, at the end of the first quarter of 2011, the Company had $175.4 million of availability on its revolving credit facility and $88.1 million in cash and cash equivalents.

Mr. Congdon concluded, “After an exceptional performance for the first quarter of 2011, we are confident about Old Dominion’s continuing growth potential in 2011. Our consistent market share gains reflect the value of our high-quality, integrated and comprehensive services. We are also investing in future growth, as our capital expenditure plans clearly indicate, which should enhance our ability to deliver our proven value proposition of superior service at a fair and equitable price. We will continue to focus on organic growth opportunities to increase density within our service center network, thereby improving revenue yield. We also plan to further enhance our products and services to satisfy even more of our customers’ needs. In an industry characterized by increasing consolidation pressure, we also have the experience and resources to act on appropriate strategic opportunities.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 27, 2011. A telephonic replay will also be available through May 6, 2011 at (719) 457-0820, Confirmation Number 7176960.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and demand, including whether our pricing and resulting revenue are sufficient to cover our operating expenses; (2) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (3) the challenges associated with executing our growth strategy, including inability to successfully consummate and integrate acquisitions, if any; (4) changes in our goals and strategies, which are subject to change at any time at our discretion; (5) various economic

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ODFL Reports First-Quarter Financial Results

April 27, 2011

factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (6) increases in driver compensation or other difficulties in attracting and retaining qualified drivers; (7) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (8) the availability and cost of capital for our significant ongoing cash requirements; (9) the availability and cost of new equipment, particularly in light of regulatory changes impacting the cost of new equipment; (10) decreases in demand for, and the value of, used equipment; (11) the availability and price of diesel fuel; (12) the effectiveness of fuel surcharges in mitigating the impact of fluctuating fuel prices and our ability to collect fuel surcharges from our customers; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems; and (20) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload, non-union motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2011	2010
Revenue from operations	$422,679	$317,795	33.0%
Operating income	$37,921	$16,375	131.6%
Operating ratio	91.0%	94.8%
Net income	$21,573	$7,701	180.1%
Basic and diluted earnings per share	$0.38	$0.14	171.4%
Basic and diluted weighted average shares outstanding	56,256	55,927	0.6%

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ODFL Reports First-Quarter Financial Results

April 27, 2011

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	First Quarter
	2011		2010		%Chg.
Revenue	$422,679	100.0%	$317,795	100.0%	33.0%

Operating expenses:
Salaries, wages & benefits	221,498	52.4%	180,801	56.9%	22.5%
Operating supplies & expenses	82,633	19.5%	52,680	16.5%	56.9%
General supplies & expenses	11,566	2.7%	9,572	3.0%	20.8%
Operating taxes & licenses	15,529	3.7%	13,003	4.1%	19.4%
Insurance & claims	7,192	1.7%	5,425	1.7%	32.6%
Communications & utilities	4,550	1.1%	3,775	1.2%	20.5%
Depreciation & amortization	21,121	5.0%	21,551	6.8%	(2.0%)
Purchased transportation	14,290	3.4%	9,224	2.9%	54.9%
Building and office equipment rents	3,387	0.8%	3,875	1.2%	(12.6%)
Miscellaneous expenses, net	2,992	0.7%	1,514	0.5%	97.6%

Total operating expenses	384,758	91.0%	301,420	94.8%	27.6%

Operating income	37,921	9.0%	16,375	5.2%	131.6%

Other deductions:
Interest expense, net	3,857	0.9%	3,466	1.1%	11.3%
Other (income) expense, net	(1,418)	(0.3%)	73	0.0%	(2042.5%)

Income before income taxes	35,482	8.4%	12,836	4.1%	176.4%

Provision for income taxes	13,909	3.3%	5,135	1.7%	170.9%

Net income	$21,573	5.1%	$7,701	2.4%	180.1%

Earnings per share:

Basic and Diluted	$0.38		$0.14		171.4%

Weighted average outstanding shares:

Basic and Diluted	56,256		55,927		0.6%

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ODFL Reports First-Quarter Financial Results

April 27, 2011

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2011	2010	% Chg.

Operating ratio	91.0%	94.8%	(4.0%)
Intercity miles *	89,327	73,437	21.6%
Total tons *	1,499	1,246	20.3%
Total shipments *	1,710	1,414	20.9%
Revenue per intercity mile	$4.73	$4.33	9.2%
Rev/cwt ‡	$14.27	$12.84	11.1%
Rev/cwt excluding fuel surcharges ‡	$12.09	$11.36	6.4%
Rev/shp ‡	$250.21	$226.37	10.5%
Rev/shp excluding fuel surcharges ‡	$211.92	$200.37	5.8%
Weight per shipment (lbs.)	1,753	1,763	(0.6%)
Average length of haul (miles)	961	954	0.7%

*	-	In thousands
‡	-	For statistical purposes only, this metric includes revenue for undelivered freight that is deferred for financial statement purposes in accordance with the Company's revenue recognition policy.

Balance Sheets	March 31, 2011	December 31, 2010
(In thousands)

Cash and cash equivalents	$88,143	$5,450
Other current assets	242,194	217,132

Total current assets	330,337	222,582
Net property and equipment	1,000,574	964,216
Other assets	52,991	53,083

Total assets	$1,383,902	$1,239,881

Current maturities of long-term debt	$36,773	$37,130
Other current liabilities	190,265	132,916

Total current liabilities	227,038	170,046
Long-term debt	252,143	234,087
Other non-current liabilities	166,099	167,099

Total liabilities	645,280	571,232
Equity	738,622	668,649

Total liabilities & equity	$1,383,902	$1,239,881

Note: Financial and operating data are unaudited

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